Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTMENT TECHNOLOGY GROUP RELEASES

MARCH 2008 US TRADING STATISTICS

NEW YORK, NY, April 8, 2008 – Investment Technology Group, Inc. (NYSE: ITG), a leading provider of technology-based trading services and transaction research, today announced that March 2008 US trading volume was 4.6 billion shares and average daily volume (ADV) was 228 million shares.  This compares to 4.0 billion shares and ADV of 182 million shares in March 2007 and 4.0 billion shares and ADV of 202 million shares in February 2008.

There were 20 trading days in March 2008 compared to 20 trading days in February 2008 and 22 trading days in March 2007.

“ITG’s US volumes remained robust in March despite the ongoing market turmoil. In Europe and Asia, the market downturn affected market turnover, and to a lesser extent revenues, due to the ad valorem pricing model in these markets,” said Howard Naphtali, Chief Financial Officer at ITG.  “ITG continues to execute on its strategies for domestic and international growth, including the globalization of its product suite.”

Monthly volume statistics reflect commission-generating US volume.  These statistics are preliminary and may be revised in subsequent updates and public filings.  Volume statistics are posted on ITG’s website, www.itg.com, and are available via a downloadable spreadsheet file.

ITG US Trading Activity

Total US Shares	# of Trade Days	Total US Volume	Average US Daily Volume

March:	20	4,555,239,011	227,761,951

Year-to-Date:	61	13,749,381,945	225,399,704

ABOUT ITG

Investment Technology Group, Inc. (ITG), is a specialized brokerage firm that partners with clients globally to provide innovative solutions spanning the entire trading process.  A pioneer in electronic trading, ITG has a unique approach that combines pre-trade, order management, trade execution, and post-trade tools to provide continuous improvements in trading and cost efficiency. The firm is headquartered in New York and maintains offices in North America, Europe and the Asia Pacific regions. For additional information, visit www.itg.com.

In addition to historical information, this press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, that reflect management’s expectations for the future. A variety of important factors could cause results to differ materially from such statements. These factors include the company’s ability to achieve expected future levels of sales; the actions of both current and potential new competitors; rapid changes in technology; financial market volatility; general economic conditions in the United States and elsewhere; evolving industry regulation; cash flows into or redemption from equity funds; effects of inflation; customer trading patterns; and new products and services. These and other risks are described in greater detail in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and other documents filed with the Securities and Exchange Commission and available on the company’s web site.

ITG Contact:

Alicia Curran

(212) 444-6130

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